Explanatory Note: Attached hereto are the portions of the Code of Ethics that were amended since the Registrant last filed its Code of Ethics. Only the sub-sections of the Code of Ethics that were amended are included (as restated in their entirety) in this exhibit to the Registrant’s Form N-CSR.

Text that was deleted is shown with a strikethrough, and text that was added is shown with an underline.

Code of Ethics

for

Hennessy Funds Trust
and
Hennessy Advisors, Inc.

__________________________

~~February 2018~~
June 2019
__________________________

Code of Ethics ~~February 2018~~June 2019

III.     PERSONAL SECURITIES INVESTMENT TRANSACTIONS POLICY

. . .

D.           Restrictions and Limitations on Personal Securities Transactions

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5. Short-Swing Profits; Day Trading

No Access Person may (a) engage in frequent trading of securities (e.g., day trading) or (b) profit from the purchase and sale or sale and purchase within 30 days of the same or equivalent ~~Covered Security within 30 days~~security if trading in such security is subject to pre-clearance in accordance with the procedures described in Section III.D.7. Nothing in this Section III.D.5 shall be deemed to prohibit avoidance of loss through trading within a period shorter than 30 days.

. . .
IV.     INSIDER TRADING POLICY

. . .

E.           Securities Issued By the Adviser

. . .

2. Quiet Period

Directors, trustees, officers and employees of HFT and the Adviser may not purchase or sell any securities of the Adviser during the period beginning on the first day of each quarter and ending on the ~~third~~second business day after public announcement of quarterly or (in the case of the fourth fiscal quarter) annual results for the prior period or during any other period declared to be a quiet period by the CCO of the Adviser. All personal securities transactions in securities of the Adviser must be pre-cleared in accordance with Section III.D.7 regardless of whether such purchase or sale is outside of a quiet period. Notwithstanding the foregoing, a participant in any equity incentive plan of the Adviser as may be in effect from time to time may elect, either during or outside of a quiet period, to have the Adviser withhold shares of the Adviser’s common stock otherwise deliverable or vesting under an award to satisfy any Federal, state, or local tax obligations, and the Adviser may withhold such shares, in accordance with the terms and conditions of such equity incentive plan; provided that the CCO of the Adviser may in his or her discretion suspend the right to make any such election. The submission of such an election by a participant shall serve as a pre-clearance request under Section III.D.7.

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Code of Ethics ~~February 2018~~June 2019